Exhibit 10.3
GENERAL AGENCY AGREEMENT
among
ESSENTIA INSURANCE COMPANY
and
HAGERTY REINSURANCE LIMITED
and
HAGERTY INSURANCE AGENCY, LLC
Effective as of January 1, 2026

TABLE OF CONTENTS
Article II Appointment and Duties    6
Article III Premiums    10
Article IV Compensation to the General Agent    11
Article V Sub-Producers.    11
Article VI Additional Duties of General Agent    12
Article VII Term and Termination    18
Article VIII Errors and Omissions Policy; Fidelity Bond    21
Article IX Hold Harmless and Indemnification    21
Article X Miscellaneous    22
Article XI Dispute Resolution    24
Article XII Confidentiality    28
Article XIII Data Security and Data Privacy Protection Compliance    28

THIS GENERAL AGENCY AGREEMENT (this “Agreement”) is effective as of the Agreement Effective Date (as hereinafter defined), by and among ESSENTIA INSURANCE COMPANY, a Missouri corporation (the “Company”), HAGERTY REINSURANCE LIMITED, a Bermuda company (the “Reinsurer”), and HAGERTY INSURANCE AGENCY, LLC, a Delaware limited liability company and an Affiliate (as defined below) of the Reinsurer (the “General Agent”).
W I T N E S S E T H:
In consideration of the mutual covenants contained in this Agreement, and upon the terms and conditions set forth below, the Parties (as hereinafter defined) agree as follows:
PREAMBLE
The Company, the Reinsurer and the General Agent (hereinafter identified collectively as the “Parties” and each individually a “Party”) have entered into a Quota Share Reinsurance Agreement, effective as of January 1, 2026 (the “Reinsurance Agreement”), which is incorporated herein by this reference, which Reinsurance Agreement requires the appointment of the General Agent to perform certain specified acts on behalf of the Company and the Reinsurer. The General Agent desires to perform the functions and duties necessary under the Reinsurance Agreement. It is therefore mutually agreed by the Parties that the General Agent will perform all functions necessary for the production, service and management of Policies covered under the Reinsurance Agreement in accordance with the terms and conditions set forth therein and herein. To the extent that there is any conflict between the terms and conditions of this Agreement and the Reinsurance Agreement, the Reinsurance Agreement shall govern. Notwithstanding any provisions to the contrary contained elsewhere herein or in any other document, it is expressly understood that the execution and delivery of this Agreement and the Company’s performance hereunder shall not under any circumstances be interpreted to affect, weaken or modify the Reinsurer’s obligation to indemnify and hold the Company harmless from and against the business, credit and insurance risks as set forth in the Reinsurance Agreement. The contractual assumption by the Reinsurer of these risks in the Reinsurance Agreement is a condition precedent to the Company’s entering into this Agreement with the General Agent.
ARTICLE I
DEFINITIONS
Section 1.01    For purposes of this Agreement, unless the context otherwise requires, capitalized terms used herein and not otherwise defined shall have the meanings specified or referenced in this Section 1.01:
“Action” means any claim, action, suit, complaint, charge, litigation, arbitration, petition, demand, inquiry, audit, proceeding (including any formal or informal civil, criminal administrative, investigative or appellate process), prosecution, contest, hearing, examination or investigation that has been, is being or may in the future be commenced, brought, conducted or heard by or before, or that otherwise involves or may involve, any Governmental Authority, mediator, mediation panel, arbitrator or arbitration panel.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, that, for purposes of this Agreement, the Reinsurer and the General Agent, on the one hand, and the Company, on the other hand, shall not be deemed to be Affiliates.
“Agreement” has the meaning set forth in the introductory paragraph.
“Agreement Effective Date” has the meaning set forth in Section 7.01.
“Annual Financial Statements” has the meaning set forth in Section 6.21.
“Arbiter” has the meaning set forth in Section 11.03(a).

“Binding Authority” has the meaning set forth in Section 2.08.
“Bureau Fees” has the meaning set forth in Section 6.20.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks located in Bermuda or New York, New York are authorized or required by any applicable Law or Governmental Order to be closed.
“Change of Control” means: (a) with respect to the Reinsurer or the General Agent, as applicable, the acquisition or assumption (other than by an Affiliate of HGTY), directly or indirectly, of (i) Control of the Reinsurer or the General Agent, as applicable, whether by merger, consolidation, stock acquisition or otherwise, or (ii) all or substantially all of the assets, liabilities or business of the Reinsurer or the General Agent, as applicable; provided, that, no Change of Control shall be deemed to have occurred pursuant to this clause (a) to the extent caused by or otherwise resulting from the transfer of direct or indirect ownership interests held by Markel or its Affiliates in HGTY or The Hagerty Group, LLC, as applicable; and (b) with respect to the Company, the acquisition or assumption (other than by an Affiliate of Markel), directly or indirectly, of (i) Control of the Company, whether by merger, consolidation, stock acquisition or otherwise, or (ii) all or substantially all of the assets, liabilities or business of the Company.
“Claims Services and Management Agreement” means that certain Second Amended and Restated Claims Services and Management Agreement, dated as of January 1, 2026, by and between the General Agent and MSI.
“Company” has the meaning set forth in the introductory paragraph.
“Company Indemnified Parties” has the meaning set forth in Section 9.01(a).
“Confidential Information” has the meaning set forth in Section 12.01.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled”, “Controlled by” and “under common Control with” shall have correlative meanings.
“Director” means: (a) with respect to the Company’s domiciliary state of Missouri, the Director of the Missouri Department of Commerce and Insurance (the “Missouri Director”), and (b) with respect to other jurisdictions where the General Agent underwrites and produces business under this Agreement, the Director, Commissioner or Superintendent of Insurance (or similar position) for that jurisdiction.
“Dispute” shall have the meaning set forth in Section 11.01.
“Fronting Fee” has the meaning set forth in the Reinsurance Agreement.
“General Agent” has the meaning set forth in the introductory paragraph.
“Governmental Authority” means any non-United States or United States federal, state, provincial or local governmental, quasi-governmental, legislative, regulatory or administrative authority, agency, body, commission or other similar entity or any court, tribunal, or judicial or arbitral body.
“Governmental Order” means any order, writ, judgment, injunction, instruction, declaration, decree, ruling, stipulation, determination, award or agreement entered by or with, or issued by, any Governmental Authority.
“Hagerty Indemnified Parties” has the meaning set forth in Section 9.02(a).
“HDC Fees” means any fees collected by the General Agent in respect of the Hagerty Drivers Club roadside membership program or any similar program.

“HGTY” means Hagerty, Inc., a Delaware corporation.
“HVA Fees” means any fees collected by the General Agent in respect of membership in the Historic Vehicle Association or any similar association.
“IBNR” has the meaning set forth in Section 6.04(c).
“Initial Term” has the meaning set forth in Section 7.01.
“Law” means any non-United States or United States federal, state, national, provincial or local, law, ordinance, regulation, rule, code, order, common law, other requirement or rule of law or stock exchange rule imposed by any Governmental Authority.
“Liabilities” has the meaning set forth in Section 9.01(a).
“Loss” has the meaning set forth in the Reinsurance Agreement.
“Loss Expense” has the meaning set forth in the Reinsurance Agreement.
“Markel” means Markel Group Inc., a Virginia corporation.
“Master Relationship Agreement” means that certain Sixth Amended and Restated Master Relationship Agreement, effective as of January 1, 2026, by and among HGTY, The Hagerty Group, LLC and Markel.
“MSI” means Markel Service, Incorporated, a Virginia corporation.
“Net Premium” means, subject to state insurance regulations regarding the treatment of policy fees as premiums, the gross written premiums charged on all original and renewal Policies comprising the Subject Business written on behalf of the Company, less cancellations and return premiums, excluding the Section A Unearned Premium. Except as otherwise set forth hereinabove, Net Premium shall not include any billing fees or other fees for services charged by the General Agent to any insured in respect of the Subject Business which are not ordinarily commissionable and/or filed with any Governmental Authority and any non-policy specific state-mandated assessments or fees that neither correlate with nor are chargeable as a measure of gross written premium.
“OFAC” has the meaning set forth in Section 6.01.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Permit” means any qualification, registration, filing, privilege, license, franchise, permit, certificate approval or other similar authorization obtained from or issued by any Governmental Authority.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, firm, association, trust, joint venture, Governmental Authority or other legal entity.
“Policy(ies)” mean each of the binders, policies, contracts, bonds and certificates, including any amendments or endorsements thereto, providing insurance on the business produced hereunder.
“Quarterly Financial Statements” has the meaning set forth in Section 6.21.
“Regulatory Matter” has the meaning set forth in Section 6.23.
“Reinsurance Agreement” has the meaning set forth in the Preamble.
“Reinsurer” has the meaning set forth in the introductory paragraph.

“Renewal Term” has the meaning set forth in Section 7.01.
“Section A Unearned Premium” has the meaning set forth in the Reinsurance Agreement.
“Section B Subject Business” has the meaning set forth in the Reinsurance Agreement.
“Subject Business” has the meaning set forth in the Reinsurance Agreement.
“Sub-Producer” has the meaning set forth in Section 3.04.
“Term” has the meaning set forth in Section 7.01.
“Umpire” has the meaning set forth in Section 11.03(a).
“Underwriting Guidelines” means the underwriting guidelines maintained (electronic format permitted) by the Parties, including any amendments that may be made by the General Agent in compliance with applicable Law and with notice to the Company and the Reinsurer or any changes to the guidelines required by Law, as set forth in Schedule II.
“U.S. GAAP” means generally accepted accounting principles in the United States of America.
Section 1.02    For purposes of this Agreement, unless the context otherwise requires: (a) words in the singular shall include the plural and vice versa; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall be construed to refer to this Agreement and not to any particular provision of this Agreement; (c) the term “including” and words of similar import when used in this Agreement shall mean “including, without limitation;” (d) references to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (e) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (f) references to any entity includes any successor thereto or permitted assigns thereof; and (g) references to Article, Section and Schedule mean the Articles, Sections and Schedules to this Agreement. Titles to Articles and headings of Sections in this Agreement are for convenience only and do not substantively affect the terms and conditions of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting such agreement or causing such agreement to be drafted.
ARTICLE II
APPOINTMENT AND DUTIES
Section 2.01    Subject to Section 2.08, the Company, at the direction of the Reinsurer, hereby appoints the General Agent as its general agent for the purpose of producing, handling and administering the business that is the subject of the Reinsurance Agreement in-force, issued or renewed on or after the Agreement Effective Date; provided, however, that the General Agent shall not appoint sub-managing general agents. The Company, at the request of the Reinsurer, hereby grants authority to the General Agent to solicit, accept and receive applications for such lines of coverage as are specified in the Binding Authority; to secure, at its own expense, reasonable underwriting information through reporting agencies or other appropriate sources relating to each risk insured; to bind, issue, renew and countersign Policies, certificates, endorsements and binders which the Company shall have authorized to be bound, issued, delivered, renewed and countersigned; and to collect and receive the premiums thereon and therefor.
Section 2.02    All activities of the General Agent pursuant to this Agreement shall be in strict compliance with the terms and conditions of the Reinsurance Agreement and all written rules, regulations and instructions of the Company communicated to and agreed with the General Agent (such agreement not to be unreasonably withheld, conditioned or delayed), including all rules, instructions and specifications included in the Company’s filed rate manuals, rate brochures and rate schedules; provided, however, and for the avoidance of doubt, that the basis of the rates, rules and forms shall be determined by the General Agent and filed on behalf of the Company by the General Agent.
Section 2.03    The Company, at the Reinsurer’s request, further authorizes the General Agent to perform all acts and duties under Policies issued by the Company as would otherwise be performed by the Company, including properly sending and/or receiving reports and notices and remitting and/or receiving monies due from or to the Company, and adjusting and paying losses or other claims. The Company grants to the General Agent the authority to settle claims on behalf of the Company; provided, however, that without the prior written approval of the Company, which approval shall be set forth in the Claims Services and Management Agreement, the General Agent shall not pay or commit the Company to pay a claim in excess of an amount, net of reinsurance, equal to one percent (1%) of the Company’s policyholders’ surplus as of December 31 of the last completed calendar year. In performing each of the acts mentioned above, the General Agent shall be under the direct supervision and control of the Reinsurer, and the Reinsurer shall be solely responsible for the acts of the General Agent. While there are acts of the General Agent that may be required by applicable Law to be performed on behalf of the Company, the Reinsurer shall remain ultimately responsible for such acts related to the business produced hereunder.
Section 2.04    Pursuant to, and subject to the terms and conditions of, Section 2.03 above and the Claims Services and Management Agreement, MSI on behalf of the Company, has granted to the General Agent the authority to investigate, evaluate, handle, adjust and settle on behalf of the Company all claims in the manner and subject to the prescribed levels of claims authority reserved by MSI pursuant to the Claims Services and Management Agreement with respect to the Policies produced hereunder and issued by the Company, and the Company hereby acknowledges such grant of authority. If at any time MSI is no longer delegated authority to handle claims on behalf of the Company, the Company shall either (a) enter into directly, or (b) cause MSI’s successor as claims manager for the Company to enter into, an agreement with the General Agent having terms and conditions substantially similar to the Claims Services and Management Agreement.
Section 2.05    The Company shall not be responsible for the General Agent’s expenses and costs, including salaries, bonuses, rentals, transportation facilities, clerk hire, solicitors’ fees, postage, advertising, exchange, personal license fees, adjustment by the General Agent of losses under Policies issued by the General Agent, or any other agency expenses whatsoever. The General Agent’s sole compensation shall be the amounts payable to the General Agent in Article IX of the Reinsurance Agreement and in Article IV and Schedule III of this Agreement.
Section 2.06    The General Agent shall not jointly employ any individual who is employed with the Company, provided that for the avoidance of doubt, service as a director of the General Agent or any of its Affiliates does not constitute employment for purposes of this Section 2.06.
Section 2.07    The General Agent and the Reinsurer understand and agree that this Agreement and the General Agent’s authority hereunder shall cease immediately upon termination, for any reason, of this Agreement or of the Reinsurance Agreement (excepting only the General Agent’s responsibilities with regard to run-off and other matters as set forth herein or in the Reinsurance Agreement).
Section 2.08    Pursuant to the binding authority letter attached hereto as Schedule I (the “Binding Authority”), the Company grants and shall continue to grant, to the General Agent, the authority to solicit, receive and accept applications for Policies produced hereunder, bind coverage under such Policies, and issue, endorse, cancel, reinstate, renew and non-renew such Policies, in each case, consistent with the Binding Authority and the Underwriting Guidelines. The General Agent shall not bind coverage under, or issue or endorse, any proposed Policies on behalf of the Company that fall outside the Binding Authority, or offer to cover risk(s) ineligible for coverage under the Underwriting Guidelines, without the prior written consent of the Company. From time to time (a) the Binding Authority may be amended, modified or otherwise changed only by a written instrument agreed to and signed by each of the Parties and (b) the Underwriting Guidelines shall be subject to amendment and/or modification by the General Agent in compliance with applicable Law and with written notice to the Company and the Reinsurer. The Underwriting Guidelines shall at all times set forth guidelines with respect to the maximum annual premium volume, the basis of the rates to be charged, the types of risks that may be written, maximum limits of liability, applicable exclusions, territorial limitations, policy cancellation provisions and the maximum policy period. The authority granted by the Company to the General Agent pursuant to the Binding Authority shall be limited to the jurisdictions set forth in the Binding Authority. The Company retains the right to restrict premium volume (a) in accordance with the Underwriting Guidelines and (b) with regard to geographical areas with catastrophe loss exposure to the extent reasonably necessary to conform with the catastrophe reinsurance coverage available to the Company or the Reinsurer, as applicable, with respect to such geographic area.
Section 2.09    With respect to business produced hereunder, the General Agent: (a) may not bind or cede reinsurance or retrocession on behalf of the Company; (b) may not commit the Company to participation in insurance or reinsurance syndicates and (c) may not collect any payment from a reinsurer or commit the Company to any claim settlement with a reinsurer without the prior written approval of the Company; provided, that, if such written approval is given, the General Agent shall promptly forward to the Company a report concerning such transactions. In accordance with and subject to the foregoing, (i) the Parties hereto have agreed to enter into the Reinsurance Agreement, (ii) the Company hereby authorizes the General Agent to collect payments for losses and loss adjustment expenses from a reinsurer, and (iii) the General Agent shall promptly forward a report to the Company concerning such transactions.
Section 2.10    The General Agent acknowledges that, with respect to any state in which business is permitted to be written under the Reinsurance Agreement, this Agreement shall not become effective until the General Agent is first duly appointed by the Company with the applicable Governmental Authority in accordance with applicable Law.
Section 2.11    The Reinsurer acknowledges that the Company shall not be required to monitor the General Agent’s compliance with the terms and conditions of either the Reinsurance Agreement or this Agreement and that the Reinsurer shall be responsible for monitoring the General Agent’s compliance with the Reinsurance Agreement and this Agreement.
Section 2.12    The authority and limitations of the General Agent to issue Policies are as follows:
(a)    the maximum annual premium volume the General Agent may produce under this Agreement is $5,000,000,000;
(b)    the basis of the rates charged shall be determined by the General Agent and filed on behalf of the Company by the General Agent;
(c)    the only lines of business the General Agent is authorized to produce and handle under this Agreement are the lines of business specified in the Binding Authority as set forth in Schedule I;
(d)    the maximum limits of liability for Policies to be produced pursuant to this Agreement are as set forth in the Binding Authority and/or the Underwriting Guidelines, as applicable;
(e)    the General Agent may issue Policies under this Agreement only to insured residents in the states in which business is permitted to be produced under this Agreement; but this limitation shall not apply to losses if such Policies provide coverage outside the aforementioned territorial limit;
(f)    the General Agent shall only cancel Policies as set forth in the policy form for the Policies produced hereunder or as otherwise permitted by applicable Law;
(g)    the maximum term for any Policy issued hereunder shall be 12 months unless done in compliance with a filed rating plan or with the written consent of the Company;

(h)    the General Agent shall employ all reasonable and appropriate measures to control and keep a record of the issuance of Policies hereunder, including keeping records of Policy numbers issued and maintaining Policy inventories; and
(i)    the excluded risks are those set forth in the Reinsurance Agreement.
Section 2.13    In underwriting Policies, the General Agent shall follow the Underwriting Guidelines.
Section 2.14    The General Agent will be responsible for the development of all policy forms and rating plans to be used, including generation of any supporting filing materials, which the General Agent will make available for review by the Company. All policy forms and rates utilized by the General Agent pursuant to this Agreement shall be in accordance with the forms and rating plans filed with and/or approved by the applicable Governmental Authorities by the General Agent on behalf of the Company. Each of the General Agent and the Company (or Affiliates of the Company, to the extent such responsibilities have been delegated by the Company to one or more of its Affiliates) shall work together in good faith to monitor relevant statutory, regulatory and judicial sources for changes in Laws, regulations or case law, and implement any changes to rates, forms, standards or other aspects of the business produced hereunder necessary to comply with such statutory, regulatory or case law changes.
Section 2.15    The Company may cancel or non-renew any Policy produced for it hereunder, after consulting with the General Agent, subject to any requirements imposed by applicable Law concerning such actions.
Section 2.16    The Company shall have ultimate control and responsibility of the functions it has delegated to the extent required by applicable Law.
Section 2.17    The Company shall own and have custody of its general corporate accounts and records.
Section 2.18    In the event that the settlements are not made in a timely manner, the Company shall request interest at the market rate agreed to by the Parties.
Section 2.19    The Company shall take all actions reasonably necessary to preserve, renew and maintain in full force and effect, at all times during the Term of this Agreement, all Permits necessary for it to conduct the business produced pursuant to this Agreement. The General Agent shall monitor premiums generated on a state-by-state basis and shall provide the Company with prompt written notice when applicable state Law requires the appointment of the General Agent as a managing general agent because premium thresholds have been, or are expected to be, exceeded, and following mutual agreement between the Company and the General Agent, the General Agent shall be appointed by the Company as a managing general agent in any such state.
Section 2.20    The General Agent shall take all actions reasonably necessary to preserve, renew and maintain in full force and effect, at all times during the Term of this Agreement, all Permits necessary for it to conduct the business produced pursuant to this Agreement. Without limiting the generality of the foregoing, upon receipt of notice from the Company of its appointment of the General Agent as a managing general agent, the General Agent shall adhere to all licensing requirements that may be triggered in any state by such appointment.
ARTICLE III
PREMIUMS
Section 3.01    It is expressly agreed and understood that all premiums collected by the General Agent on the business produced under this Agreement are collected on behalf of the Company; that such premiums are the property of the Company and the Reinsurer, as their respective interests may appear pursuant to the Reinsurance Agreement, less such commissions and fees as are due to the General Agent as specified herein and in the Reinsurance Agreement. All premiums collected by the General Agent on the business produced under this Agreement shall be deposited in a segregated premium trust account within 7 days following the date such premiums are collected, and such premiums shall not be commingled with any other funds of the General Agent, except that the General Agent may deposit into the premium trust account any HDC Fees and HVA Fees collected from any holder of a policy issued by the Company to the extent paid in connection with such holder’s premium. The premium trust account shall be established with a federally or state-chartered bank that is a member of the Federal Reserve System whose accounts are insured by the Federal Deposit Insurance Corporation. Despite the General Agent’s ownership of the premium trust account, funds deposited therein by the General Agent on behalf of the Company are understood to be owned by the Company, provided that all investment income and interest earned on the funds maintained in the premium trust account, as well as all costs and fees associated with maintenance of such account, shall belong to the General Agent, and the Company hereby waives any right of ownership to such investment and interest income. The General Agent shall be entitled to withdraw from the premium trust account for purposes of the following disbursements: the payment of claims, funding to a claims account pursuant to the Claims Services and Management Agreement, claims expenses, return premiums and commissions due to the General Agent, the payment of Fronting Fees and other amounts due to the Company, and the remittance of premiums to the Reinsurer and/or the Company, in each case as authorized herein and in the Reinsurance Agreement. For the avoidance of doubt, any funds transferred from the premium trust account to a separate account for the payment of losses shall be considered collected premium and subject in all respects to this Section 3.01. If, in the General Agent’s reasonable opinion, the funds in the premium trust account are not sufficient to make claims payments, the Reinsurer shall wire transfer, within 5 Business Days following receipt of a written request from the General Agent, or as soon as reasonably practicable but always within the requirements of any applicable Laws, into the premium trust account the funds necessary to make all then-outstanding claims payments. The General Agent may retain no more than 3-months of estimated claims payments and allocated loss adjustment expenses. The General Agent shall not make personal use of any funds in the premium trust account. The commissions payable to the General Agent under this Agreement and/or the Reinsurance Agreement are debts due to the General Agent from the Reinsurer, and the privilege granted herein of deducting commissions from such premiums shall not constitute a waiver by the Company of its exclusive ownership rights of premiums as provided herein. Should any formal dispute under Article XI of this Agreement arise between the Company, the Reinsurer and/or the General Agent regarding payment of premium, the General Agent shall, during the pendency of any such dispute, remit all money and property, less commissions and fees as are due to the General Agent as specified herein and in the Reinsurance Agreement, to the premium trust account with full reservation of any and all rights reserved by the Parties.
Section 3.02    The General Agent shall furnish to the Company and the Reinsurer all necessary premium and loss data (in a form acceptable to the Reinsurer and the Company), no later than 30 days following the end of the month during which the business is written or losses are incurred, to enable the Company to record statistics required by Law or as requested by Governmental Authorities of competent jurisdiction. Such data shall include premiums written and unearned premium. Such data shall be segregated by lines of insurance and location of risk.
Section 3.03    The keeping of an account with the General Agent on the Company’s books as a creditor and debtor account is declared a record memorandum of business transacted and no such (a) keeping of an account, (b) alteration in commission rate, (c) failure to enforce prompt remittance, (d) compromise or (e) settlement or declaration of balance of account, shall be held to waive assertion of the trust relation as to premiums collected by the General Agent.
Section 3.04    The General Agent shall be liable for the payment of all premiums upon all Policies written through the General Agent or any sub-producer (including agents, brokers or producers as such terms may be defined under applicable Law) originating business through the General Agent (each, a “Sub-Producer”).
Section 3.05    The General Agent shall pursuant to Sections 6.03, 6.04 and 6.05 of this Agreement, render accounts to the Company detailing all transactions and remit all funds due under this Agreement on not less than a monthly basis.

Section 3.06    The General Agent shall hold all funds collected on behalf of the Company or otherwise due to the Company hereunder in a fiduciary capacity.
ARTICLE IV
COMPENSATION TO THE GENERAL AGENT
Section 4.01    The Reinsurer shall allow the General Agent, in full compensation for all services rendered and in full reimbursement for all expenditures made by the General Agent under this Agreement and the Reinsurance Agreement, the commissions and other fees as set forth in Schedule III to this Agreement. The General Agent shall pay out of the Net Premiums the Company directly its Fronting Fee as specified in Article IX of the Reinsurance Agreement, and the amounts for assignments, assessments, premium taxes, fines and penalties as specified in Article XII of the Reinsurance Agreement. The General Agent shall comply with all relevant compensation disclosure requirements of any Governmental Authority.
Section 4.02    The Company shall not be liable for or responsible for any commissions or other monies payable by the Reinsurer to the General Agent under this Agreement or the Reinsurance Agreement. The General Agent shall not sue or seek arbitration against the Company for any actions by, or debts owing from, the Reinsurer.
Section 4.03    In the event that during the continuance of this Agreement or after its termination, premiums under any Policy are refunded by reasons of cancellation or otherwise, the General Agent agrees to also refund its proportionate share of the commissions on premiums to be refunded. The General Agent shall not be required to return, as commission or return commission, monies greater than the total commission paid or otherwise payable to the General Agent.
ARTICLE V
SUB-PRODUCERS.
Section 5.01    The Company agrees that the General Agent may enter into agreements directly with any Sub-Producer in respect of the Business under this Agreement; provided, however, that the General Agent shall not appoint any Sub-Producer without ensuring that such Sub-Producer is lawfully licensed to transact the type of insurance business with respect to which such Sub-Producer is appointed by the General Agent in connection with this Agreement.
Section 5.02    The General Agent shall have the authority to accept applications and issue Policies produced by or through Sub-Producers. Any and all agreements relating to the production of Policies to which a Sub-Producer who is not an employee of the General Agent is a party shall be made directly between the General Agent and such Sub-Producer; provided, that upon reasonable written notice, and with cause, the Company shall have the right to require the cancellation of any Sub-Producer agreement that allows any such Sub-Producer to produce Policies on its behalf.
Section 5.03    The General Agent shall take reasonable actions to ensure (i) compliance by all Sub-Producers with all written rules, regulations and instructions of the Company communicated to and agreed with the General Agent (such agreement not to be unreasonably withheld, conditioned or delayed), including with respect to collections of premiums and refunds of premiums and (b) that all Sub-Producers treat as confidential, and use only in the interest of the Company, all instructions, information and materials received from the Company.
Section 5.04    The General Agent shall be responsible for the costs and expenses of appointing any Sub-Producers, including costs of background checks and other associated appointment costs.
Section 5.05    The General Agent shall be responsible for all commissions payable to any and all Sub-Producers. Neither the General Agent nor any Sub-Producer shall seek to hold the Company or the Reinsurer liable through litigation, arbitration or otherwise for commissions payable to such Sub-Producers.

Section 5.06    The General Agent shall not permit its Sub-Producers to serve on its board of directors.
ARTICLE VI
ADDITIONAL DUTIES OF GENERAL AGENT
Section 6.01    The General Agent shall, at all times during the Term of this Agreement, comply with all applicable Laws and all Governmental Orders, policy decisions or other requirements of the Missouri Department of Commerce and Insurance or other applicable Governmental Authorities, and in addition shall also comply with all United States economic trade and sanction Laws, as administered by the Office of Foreign Assets Control (“OFAC”) of the United States Department of the Treasury. The General Agent shall perform all requirements of OFAC for the business written pursuant to this Agreement, including performing OFAC requirements at binding of Policies and OFAC requirements in the administration of claims and issuance of payment.
Section 6.02
(a)    Company and Reinsurer Access to Books and Records. The General Agent shall maintain, in accordance with applicable Law, separate books, records, accounts and underwriting files with respect to Policies issued by the Company hereunder. Subject to Section 12.01, the Company and the Reinsurer and their representatives shall be provided reasonable access, upon reasonable prior written notice to General Agent and during regular business hours, (i) to inspect, audit, examine and/or copy, as applicable, at the Company’s or the Reinsurer’s cost and expense, as applicable, the books, records, accounts and underwriting files with respect to Policies issued by the Company hereunder in a form usable by the Company and (ii) to audit the General Agent’s compliance with all OFAC requirements, as set forth in Section 6.01, both at the time of binding of Policies and in the administration of claims and issuance of payment. The General Agent shall reasonably cooperate with the Company or the Reinsurer, as applicable, upon any such exercise and shall produce any and all such materials as are requested in writing by the Company or the Reinsurer, as applicable.
(b)    Parties Access to Information Related to Nonpublic Information. In addition, the Parties and their representatives shall be provided reasonable access, upon reasonable prior written notice to another Party during regular business hours to inspect, audit, examine and/or copy, as applicable, any information or materials in the audited Party’s possession, custody or control relating in any way to its obligations to protect Nonpublic Information (as defined below) under this Agreement. Each Party will reasonably cooperate with the requesting Party upon any such inspection, audit, examination or copying and shall produce all such information or materials as are requested in writing by that Party.
(c)    Directors’ Access to Books and Records. The General Agent shall provide to the Director, upon reasonable prior written notice by the Director and during regular business hours, access to all books, records and bank accounts of the General Agent in respect of the Policies issued by the Company hereunder in a form usable to the Director. The books, records, accounts and underwriting files with respect to each Policy issued by the Company hereunder shall be maintained by the General Agent for the longer of 7 years following the termination date of such Policy or the retention period specified by applicable Law.
(d)    In conducting any inspection, audit, examination or copying any books, records, accounts, underwriting files or otherwise, the auditing party is bound by and subject to the terms of this Agreement including the confidentiality provisions set forth in Section 12.01.
Section 6.03    The General Agent shall maintain adequate accounting procedures and systems, at no cost or expense to the Company, and shall provide statistics in a timely manner for all reporting requirements under the Reinsurance Agreement or this Agreement and/or as shall be required from time to time by the Missouri Department of Commerce and Insurance, any other applicable Governmental

Authority or any applicable statistical agent. Such statistical information shall be provided to the Company by the General Agent at the General Agent’s sole cost and expense.
Section 6.04    The General Agent shall forward to the Company, no later than the 15th day following the month being accounted for (or in respect of December only, within 30 days following the end thereof, which December report shall include the below information for that calendar month and for the relevant year), a report in detail of all Policies written or placed, or liability increased or decreased, or Policies continued or renewed or canceled by or through the General Agent during the month being accounted for, which shall include all premiums due thereon whether collected or not. Such report shall show the net amount due to the Company and the Reinsurer on all such business on the lines of business authorized to be written by the General Agent and the amounts paid in Losses, Loss Expenses and commissions. Such report shall also include, to the extent not already included, both insurance and reinsurance transactions, including:
(a)    statement of written, earned and unearned premiums;
(b)    Losses and Loss Expenses outstanding;
(c)    Losses incurred but not reported (“IBNR”); and
(d)    any management fees.
The report shall be received by or confirmed to the Company no later than 30 days following the end of the month for which business is reported. The Company shall maintain such account reports on file for at least 7 years or such longer period specified by applicable Law and shall make the account reports available to the Missouri Director, or other applicable Director, for review upon request.
Section 6.05    The General Agent shall account for and furnish to the Company, upon written request by the Company with reasonable prior notice, complete copies of all Policies issued or otherwise covered, copies of all spoiled, voided or otherwise unissued Policies, and copies of all claim files created with respect to all loss occurrences under any Policy issued under this Agreement.
Section 6.06    The Company holds title to all undelivered pre-printed forms of Policies, books and supplies related to the reinsured business, and these shall be delivered to the Company or destroyed by the General Agent immediately upon the termination of this Agreement. The General Agent and the Reinsurer shall comply with the foregoing without compelling the Company to resort to any legal proceedings whatsoever. Upon the written request of the Company, prior to or after the termination of this Agreement, the General Agent and the Reinsurer shall provide to the Company, at the General Agent’s or the Reinsurer’s sole cost and expense, electronic copies of any and all insured or policy related data related to the reinsured business required to be retained by the Company pursuant to applicable Law, in a format mutually agreeable to the Parties. Further, the General Agent and the Reinsurer shall provide the Company with access to vendor or other third party systems, data, information, reports, files or statistics prior to or after the termination of this Agreement.
Section 6.07    Neither the Reinsurer nor the General Agent shall insert any advertisement with respect to the Company or the business to be written under this Agreement in any publication or issue any circular or paper referring to the Company or such business, unless (a) required by applicable Law, (b) consistent with such uses by the Reinsurer or the General Agent prior to the Agreement Effective Date, provided such use is in compliance with applicable Law as of the date of such action or inaction or (c) the form of such advertisement has been presented to, and approved by, the Company. The General Agent and the Reinsurer shall comply with all Laws pertaining to advertising. The Reinsurer and/or the General Agent shall establish and maintain records of any such advertising as required by applicable Laws. The Reinsurer and the General Agent, on the one hand, and the Company, on the other hand, shall not use the other Party’s name, logo, branding, trademark, service mark or other intellectual property unless (a) required by applicable Law, (b) consistent with such uses by the Party to which such intellectual property belongs prior to the Agreement Effective Date or (c) prior written consent of the Party to which such intellectual property belongs, as applicable, is obtained.

Section 6.08    The General Agent shall maintain on behalf of the Company and the Reinsurer complete copies of all Policies issued hereunder and copies of all claim files created with respect to all loss occurrences thereunder. All Policies and/or claim files required to be maintained by the General Agent pursuant to this Section 6.08 may be maintained in electronic data storage form accessible by computer, and if stored in this fashion then no physical copy of such items need to be maintained. Where electronic claims files are maintained by the General Agent, any data from such files requested or required by the Company shall be provided within 30 days or less upon receiving written request from the Company.
Section 6.09    Within 30 days following the end of each month, the General Agent shall pay to the Reinsurer the positive balance, if any, of (a) Net Premiums written during the month, less (b) the General Agent's commission (as set forth in Section 9.05 of the Reinsurance Agreement), less (c) Loss Expenses and Loss payments. If such balance is a negative amount, then the Reinsurer shall pay the General Agent as soon as possible after the end of the month, and no later than 10 Business Days following receipt of the amount due as reported by the General Agent. During the Term of this Agreement, the General Agent shall be allowed to pay the Net Premiums payable to the Reinsurer under this Section 6.09 on the basis of Net Premium collected; provided, however, that the General Agent shall remain liable for the full amount of Net Premium as specified above.
Section 6.10    The General Agent shall be solely responsible for procuring any renewal, extension or new Policy that may be required by any applicable Law with respect to Policies originally written directly for the Company.
Section 6.11    The General Agent agrees that its duties and obligations under this Agreement shall be due and owing also to the Company’s and the Reinsurer’s successors and assigns.
Section 6.12    Nothing in this Article VI shall be construed as requiring the Company to monitor the book of business that is the subject of the Reinsurance Agreement for the benefit of the Reinsurer.
Section 6.13
(a)    The Company shall conduct or cause to be conducted, at the sole cost of the Company, a semi-annual examination of the General Agent and the Reinsurer, as applicable, in accordance with the Company’s examination guidelines.
(b)    Such examinations required under Section 6.13(a) above shall be conducted in a reasonable manner and shall contain the information outlined in (i) through (v) below or such additional information that may be required by applicable Law, which shall be made available to the Missouri Director for review and shall remain on file with the Company for a minimum of 3 years.
(i)    Claims procedures of the General Agent;
(ii)    Timeliness of claims payments by the General Agent (i.e., lag time between date claim is reported and date claim is paid);
(iii)    Timeliness of premium reporting and collection by the General Agent;
(iv)    Compliance by the General Agent with the Underwriting Guidelines under Section 2.12 hereof; and
(v)    Reconciliation of Policy inventory.
Section 6.14    The General Agent shall return any unearned premium due insureds or other Persons on the business that is the subject of the Reinsurance Agreement; if for any reason the General Agent does not return such unearned premium, then the Reinsurer shall pay such amount and/or amounts.

Section 6.15    The General Agent shall be duly licensed as required under applicable Law to perform its duties hereunder.
Section 6.16    Should any Governmental Authority of competent jurisdiction make a request to the Company for any data required to comply with any data call generally applicable to insurers operating in a given jurisdiction with respect to the lines of business covered herein, the General Agent shall be responsible for providing the Company with all such data including financial and other underwriting information (in a form reasonably acceptable to the General Agent and the Company), that is mandatory in order for the Company to provide the information requested by such Governmental Authority in connection with such data calls and related reporting requirements. Should the request from such Governmental Authority require the Company to contract the services of an outside source, such as an actuarial firm, to compile the data that is mandatory, the General Agent and the Company shall agree on the selection of such service provider (such agreement not to be unreasonably withheld, conditioned or delayed) and the General Agent shall be responsible for the total cost for services rendered.
Section 6.17    The General Agent, when placing business under this Agreement, may not charge a per-Policy fee in excess of any fees allowed by the applicable Governmental Authority.
Section 6.18    The General Agent and/or the Reinsurer shall be responsible for calculating and establishing total loss reserves (including IBNR) required by the applicable Governmental Authorities, and shall provide annually to the Company an independent actuarial opinion attesting to the adequacy of loss reserves established for losses incurred and outstanding on business produced hereunder.
Section 6.19    The General Agent will act in accordance with the statistical reporting standards applicable to the business produced under this Agreement. The General Agent will, at its sole cost and expense and as instructed by the Company, cooperate with and assist the Company to produce, prepare and file statistical information with the designated statistical reporting bureau. The General Agent will also, as required, furnish the Company, and other parties as designated by the Company, with monthly, quarterly and annual reports showing statistical data in respect of the business written hereunder.
Section 6.20    Upon receipt by the General Agent of an invoice from the Company specifying an assessment for bureau fees related to statistical reporting and boards and bureaus participation and any similar fees (“Bureau Fees”), the General Agent shall remit such Bureau Fees to the Company within 30 days following receipt of such invoice. In addition to the Bureau Fees, should the Company be charged any fines or penalties for incomplete, inaccurate or delinquent reporting, the General Agent shall pay such fines or penalties immediately upon its receipt of such written notice. Should the General Agent fail to remit any amounts due to the Company under this Section 6.20, then the Reinsurer shall pay such amounts within 30 days of receiving written notice from the Company. The Bureau Fees are in addition to other fees and expenses expressly enumerated herein and in this Reinsurance Agreement.
Section 6.21    Upon receiving a written request from the Company or the Reinsurer, the General Agent shall provide an audited balance sheet of the General Agent as at the end of each such fiscal year and the related audited statements of income and of cash flows for such fiscal year. Such balance sheet and related statements shall (a) be in accordance with U.S. GAAP, (b) set forth, in each case, in comparative form, the figures for the previous fiscal year and (c) be reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by an independent certified public accounting firm satisfactory to the Company (the “Annual Financial Statements”). If the General Agent does not have the audited balance sheet described above, it shall prepare or cause to be prepared for each of its fiscal quarters an unaudited balance sheet of the General Agent as at the end of each such fiscal quarter and the related unaudited statements of income and of cash flows for such fiscal year in accordance with U.S. GAAP setting forth, in each case, in comparative form, the figures for the same fiscal quarter of the previous year (the “Quarterly Financial Statements”). No later than 10 days following the date that they are prepared and issued, the General Agent shall deliver to the Company and the Reinsurer a copy of the General Agent’s Annual Financial Statements and Quarterly Financial Statements, as applicable.
Section 6.22    If the General Agent produces business in California on behalf of the Company:

(a)    The General Agent shall comply with all applicable provisions of the California Code of Regulations, Title 10, Chapter 5, Subchapter 9. Insurance Fraud, Article 2. Special Investigative Unit Regulations, in its entirety (the “CA Regulations”) and the applicable provisions of the California Insurance Frauds Prevention Act (“IFPA”). Specifically as used herein, “Anti-fraud Personnel” means any personnel employed by the General Agent and/or a permitted third-party subcontracted by the General Agent whose duties may include the processing, investigating or litigation pertaining to the payment or denial of a claim or application for adjudication of a claim, or an application for insurance, which may include claims handlers, underwriters, policy handlers, call center staff, legal staff and such other persons performing similar duties.
(b)    As part of their regular duties, Anti-fraud Personnel shall identify and refer suspected fraud to the Company’s designated Special Investigative Unit (“SIU”) in accordance with the minimum standards applicable to “integral anti-fraud personnel” under the CA Regulations and IFPA, in addition to any written procedures or guidelines provided by the Company, as may be amended or updated from time to time. At all times, the Company shall have authority to exercise oversight over the duties performed by Anti-fraud Personnel.
(c)    The General Agent shall comply with all written requests by the Company for anti-fraud related reporting and information. At a minimum, reports of anti-fraud related data shall include the number of California closed claims, the number of California SIU referrals to the Company’s designated SIU, the number of newly hired Anti-fraud Personnel, the number of Anti-fraud Personnel (including personnel of sub-contracted entities) performing services pursuant to this Agreement and any other information as requested by the Company.
(d)    In addition to any training required pursuant to this Agreement, Anti-fraud Personnel shall successfully and timely complete anti-fraud in-service training in compliance with the CA Regulations. The General Agent will provide California-compliant documentation of the completion of such training in a manner and timeframe designated by the Company.
(e)    The General Agent may, in its sole discretion, enter into any agreement with any subcontractor to perform Anti-fraud Personnel duties (as described above), and in such case the agreement must include the following provisions:
(i)    An express provision requiring the General Agent and the subcontractor to provide to the California Department of Insurance Fraud Division (the “Fraud Division”) a complete and executed copy of any such agreement between the General Agent and the subcontractor, including all attachments, exhibits and amendments thereto, upon request by the Fraud Division.
(ii)    An express provision that any such agreement between the General Agent and a subcontractor shall (A) specify all Anti-fraud Personnel duties and functions to be performed by the parties to the contract and how the General Agent monitors performance of the contract responsibilities; (B) not include provisions that could provide disincentives to the referral and/or investigation of suspected insurance fraud; (C) not include provisions that purport to relieve the General Agent of any obligation to comply with the requirements of the CA Regulations and IFPA and (D) expressly require the subcontractor to comply with all applicable provisions of the CA Regulations and IFPA.
(iii)    An express provision that in the event any subcontractor to the General Agent contracts with any other entity or entities to perform Anti-fraud Personnel duties on behalf of the Company (“sub-subcontractor”), such agreement must contain the following provisions:
(A)    An express provision that any such agreement between the subcontractor and its sub-subcontractor shall (1) specify all Anti-fraud Personnel duties and functions to be performed by the parties to the contract and how the subcontractor monitors performance of the contract responsibilities; (2) not include provisions that could provide disincentives to the referral and/or investigation of suspected insurance fraud; (3) not include provisions that purport to relieve the subcontractor of any obligation to comply with the requirements of the CA Regulations and IFPA and (4) expressly require the sub-subcontractor to comply with all applicable provisions of the CA Regulations and IFPA.
(B)    An express provision requiring that the subcontractor and its sub-subcontractor provide to the Fraud Division a complete and executed copy of any such agreement between the subcontractor and its sub-subcontractor, including all attachments, exhibits and amendments thereto, upon request by the Fraud Division.
(C)    An express provision prohibiting the sub-subcontractor from permitting, or contracting with, any other entity to perform the Anti-fraud Personnel duties and functions to be performed by the parties on behalf of the Company.
Section 6.23    Each of the General Agent and the Company shall provide reasonable cooperation and assistance to the Party (including by providing any applicable data and information needed) in responding to and/or resolving any general requests, communications or other Actions by or from any Governmental Authority, including any financial or market conduct examinations, and with respect to any specific regulatory investigations and consumer complaints, in each case, regarding business produced hereunder (“Regulatory Matter”), and each of the General Agent and the Company shall promptly notify the other Party of any such Regulatory Matter of which it becomes aware. With respect to any program specific inquiries, investigations or complaints, the General Agent shall take the lead on proposing the responses, gathering the requested information and (x) if such Regulatory Matter is received by the General Agent directly and not through the MSI Regulatory Portal (as defined in the Claims Services and Management Agreement) or MSI’s or the Company’s email, the General Agent shall submit the response, in the name of and on behalf of both the General Agent and the Company, subject to input and approval from the Company or (y) if such Regulatory Matter is received by the Company through MSI’s or the Company’s email, the General Agent, the Company shall submit the response, in the name of and on behalf of both the General Agent and the Company, subject to input and approval from the General Agent. In either case, the Parties shall provide a written draft of any such response and related information to the other Party at least 5 Business Days prior to the deadline for such response (or such shorter period if required by applicable Law), whose input and approval shall not be unreasonably withheld, conditioned or delayed. Neither the General Agent nor the Company shall submit any responses, communications or other correspondences to any Governmental Authority in connection with any such Regulatory Matter without first providing the other Party an opportunity to review and comment on such response, communication or other correspondence. Each of the General Agent and the Company shall (a) consider in good faith the comments and views of such other Party regarding such response, communication or correspondence prior to any submission to the applicable Governmental Authorities, (b) not have any substantive communications with any Governmental Authority in respect of any Regulatory Matter unless they have engaged in prior consultation with the other Party (to the extent legally permissible) and, to the extent permitted by applicable Law and by such Governmental Authority, give the other Party a reasonable opportunity to participate in such substantive communications and (c) keep each other apprised of the status of and, if permitted, copy the other party on, any substantive communications with, and any material inquiries or requests for additional information from, any Governmental Authority.
Section 6.24    The General Agent and the Reinsurer shall give the Company 90 days’ advance written notice of any Change of Control involving the General Agent or the Reinsurer, and the Company shall give the General Agent and the Reinsurer 90 days’ advance written notice of any Change of Control involving the Company.

ARTICLE VII
TERM AND TERMINATION
Section 7.01    The effective date of this Agreement is 12:01 a.m., Eastern Time, on January 1, 2026 (the “Agreement Effective Date”). The initial term of this Agreement shall run through and including December 31, 2028 (the “Initial Term”), and upon expiration of the Initial Term, this Agreement will automatically renew for additional 1-year terms (each a “Renewal Term” and together with the Initial Term, the “Term”), until terminated according to the provisions set forth herein. Any renewal will be subject to the re-filing of this Agreement with the Director to the extent required by applicable Law. Any notice of termination issued by the Company, the General Agent or the Reinsurer shall only be effective if sent directly to the other Parties in accordance with Section 10.01 below not through any broker, intermediary or other party.
Section 7.02    This Agreement may be terminated at any time as follows:
(a)    By mutual written agreement of the Parties; or
(b)    By the Company for cause immediately upon written notice to the General Agent and the Reinsurer in the event of any of the following:
(i)    the General Agent or the Reinsurer commits a material breach of any of its covenants or obligations set forth in this Agreement, the Reinsurance Agreement or the Claims Services and Management Agreement, in each case, that is not remedied within 90 days following receipt by the General Agent and the Reinsurer of written notice of such breach; or
(ii)    the General Agent or the Reinsurer becomes the subject of an Insolvency Event; or
(iii)    the General Agent or the Reinsurer has (A) committed fraud or embezzlement in connection with any aspect of the business produced hereunder, (B) been found by Governmental Order to have violated any material Law other than upon reliance on advice of counsel or committed any act or omission constituting willful misconduct, in each case, in connection with the business produced hereunder or (C) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the business produced hereunder; or
(iv)    if any license that is required by any Governmental Authority in order for the General Agent to perform its duties under this Agreement is revoked or is otherwise not maintained and if the General Agent is unable to reinstate such license within 60 days, the Company may terminate this Agreement as to any such state by providing written notice to the General of such termination. This Agreement shall remain in full force and effect as to each state for which the General Agent’s license is in compliance.
(c)    By the General Agent and the Reinsurer for cause immediately upon written notice to the Company in the event of any of the following:
(i)    the Company commits a material breach of any of its covenants or obligations set forth in this Agreement that is not remedied within 90 days following the receipt by the Company of written notice of such breach; or
(ii)    the Company becomes the subject of an Insolvency Event; or
(iii)    the Company has (A) committed fraud or embezzlement in connection with any aspect of the business produced hereunder, (B) been found by Governmental Order to have violated any material Law other than upon reliance on advice of counsel or committed any act or omission constituting willful misconduct, in each case, in connection with the business produced hereunder or (C) been convicted or entered a guilty plea or plea of nolo contendere in connection with any felony involving dishonesty or moral turpitude in connection with the business produced hereunder; or
(iv)    if the financial strength rating of the Company provided by A.M. Best is lower than “A” (Excellent) for more than 180 consecutive days; or
(d)    By (i) the Company, upon 180 days’ prior written notice to the General Agent and the Reinsurer in the event the General Agent or the Reinsurer is the subject of a Change of Control, provided that such written notice is received by the General Agent and the Reinsurer within 180 days following the occurrence of such Change of Control, or (ii) the General Agent and the Reinsurer, upon 180 days’ prior written notice in the event the Company is the subject of a Change of Control, provided that such written notice is received by the Company within 180 days following the occurrence of such Change of Control; or
(e)    By the Company or the Reinsurer, as of any December 31, by providing written notice to the other Parties at least 24 months prior to the expiration of the Initial Term or at least 12 months prior to the expiration of the applicable subsequent Renewal Term; or
(f)    Automatically and immediately, without notice, upon expiration or termination of the Reinsurance Agreement and/or the Master Relationship Agreement.
Section 7.03    It is expressly agreed and understood that nothing in this Article VII authorizes the General Agent to write any new business under this Agreement should the Reinsurance Agreement terminate, except the business that is required to be renewed or issued because of applicable Law, as provided in Section 5.03 of the Reinsurance Agreement.
Section 7.04    In the event of termination of this Agreement, after the General Agent having promptly accounted for and paid over undisputed premiums for which it may be liable, the General Agent’s records, use and control of expirations shall remain the property of the General Agent and left in its undisputed possession.
Section 7.05    In the event that this Agreement is terminated, the General Agent, for no additional fee, shall have the authority as provided in this Agreement to continue to perform all of its duties under this Agreement on the remaining Policies during the run-off period; provided, that, in the case of the foregoing, the Reinsurer assumes 100% of the Losses and Loss Expenses (as defined in the Reinsurance Agreements) relating to the Business; provided, further, that the Company may, at its sole discretion, revoke such authority if this Agreement is terminated for cause pursuant to Section 7.02(b)(ii), (iii) or (iv) (if and only if such termination under clause (iv) is triggered in connection with the General Agent’s loss of licenses in all jurisdictions), in which case the Reinsurer shall appoint a successor general agent at no cost to the Company. The General Agent’s duties during the run-off period shall include handling and servicing of all Policies through their natural expiration, together with any Policy renewals required to be made by the provisions of applicable Law, whether or not the effective date of such renewal is subsequent to the effective date of termination of this Agreement. Further, upon termination of this Agreement, the General Agent shall not be relieved of or released from any obligation created by or under this Agreement in relation to payment, expenses, reports, accounting or handling, which relate to the outstanding insurance business under this Agreement existing on the date of such termination. The Company, the General Agent and the Reinsurer will cooperate in handling all such business until the business has expired either by cancellation or by the terms of the Policies and all outstanding losses and loss adjustment expenses have been settled.
Section 7.06    As the Reinsurance Agreement provides for termination on a run-off basis, the relevant provisions of this Agreement shall apply to business being run-off. It is also expressly agreed that the terms, conditions and obligations of Sections 2.05 and 2.07, Articles III, IV, and VI, Sections 7.03, 7.04, 7.05, 7.06 and 7.07, Articles IX, X, XI, XII and XIII herein shall survive expiration or termination of this Agreement.

Section 7.07    If the Company provides written notice to the General Agent of termination for cause under Section 7.02(b) and there is a formal dispute under Article XI of this Agreement regarding the cause for termination by the Company, then the Company may temporarily suspend, in whole or in part and in any or all of the states in which the General Agent has been granted authority, the authority of the General Agent hereunder during the pendency of such formal dispute, provided that any such suspension shall commence no sooner than 5 Business Days after the Company provides written notice thereof to the General Agent and if such dispute is resolved in the General Agent’s favor, the General Agent’s authority shall be promptly reinstated.
ARTICLE VIII
ERRORS AND OMISSIONS POLICY; FIDELITY BOND
Section 8.01    The General Agent shall, at all times during the term of this Agreement, maintain an errors and omissions insurance policy for the benefit of the Company with a policy limit of an amount equal to $5,000,000 or such other amount as may be required by applicable Law. The General Agent shall review the policy limit of such errors and omissions insurance policy on an annual basis to ensure its compliance with this Section 8.01. The General Agent shall provide a certificate of such insurance coverage to the Company annually and shall notify the Company immediately if any such coverage is cancelled or otherwise terminated.
Section 8.02    The General Agent shall provide a fidelity bond for the benefit of the Company in the amount required by applicable Law.
ARTICLE IX
HOLD HARMLESS AND INDEMNIFICATION
Section 9.01    Obligation of the General Agent and the Reinsurer.
(a)    The General Agent and the Reinsurer, jointly and severally, shall defend, indemnify and hold harmless the Company and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns (“Company Indemnified Parties”), from and against, and pay or reimburse each such Person for, any and all liabilities, losses, claims, demands, Actions, judgments or causes of action, assessments, costs and expenses (including reasonable and documented attorneys’ fees and expenses) (“Liabilities”) suffered by such Persons to the extent arising out of or relating to: (i) the business produced under this Agreement; (ii) the gross negligence or willful misconduct of the General Agent, any Sub-Producer or the Reinsurer in connection with this Agreement; (iii) any material failure of the General Agent, the Reinsurer and/or any Sub-Producer to comply with the requirements of applicable Law in the performance of its obligations under this Agreement (other than as a result of the Company’s failure to perform its obligations under this Agreement) or (iv) any material breach by the General Agent and/or the Reinsurer of its obligations under this Agreement; provided, however, the General Agent and the Reinsurer shall not be liable to indemnify any Company Indemnified Party or hold any of them harmless from any Liabilities incurred by such Company Indemnified Party to the extent such Liability arises as a result of the gross negligence or willful misconduct of any Company Indemnified Party.
(b)    In connection with any third-party Action where the General Agent and/or the Reinsurer has agreed to indemnify and hold the Company harmless pursuant to Section 9.01(a), the General Agent and the Reinsurer shall not institute or prosecute or aid in the institution or prosecution of any Action against the Company which alleges that the Company is liable or which seeks contribution or recovery from the Company with respect to such third-party Action. Notwithstanding the foregoing, nothing contained in this Section 9.01(b) shall operate to deny the General Agent or the Reinsurer the right to defend itself in connection with any third-party Action against the General Agent, the Reinsurer and/or the Company.
Section 9.02    Obligations of the Company.

(a)    The Company shall defend, indemnify and hold harmless the General Agent and its Affiliates and each of their respective officers, directors, equityholders, employees, agents, successors and assigns (“Hagerty Indemnified Parties”), from and against, and pay or reimburse each such Person for, any and all Liabilities suffered by such Persons in connection with this Agreement to the extent arising out of or relating to (i) the gross negligence or willful misconduct of the Company in connection with this Agreement; (ii) the Company’s material breach of its obligations under this Agreement or (iii) any material failure of the Company to comply with the requirements of applicable Law in the performance of its obligations under this Agreement (other than as a result of the General Agent’s and/or the Reinsurer’s failure to perform its obligations under this Agreement); provided, however, the Company shall not be liable to indemnify any Hagerty Indemnified Party or hold any of them harmless from any Liabilities incurred by such Hagerty Indemnified Party to the extent such Liability arises as a result of the gross negligence or willful misconduct of any Hagerty Indemnified Party.
(b)    In connection with any third-party Action where the Company has agreed to indemnify and hold the General Agent or the Reinsurer harmless pursuant to Section 9.02(a), the Company shall not institute or prosecute or aid in the institution or prosecution of any Action against the General Agent or the Reinsurer which alleges that the General Agent or the Reinsurer is liable, or which seeks contribution or recovery from the General Agent or the Reinsurer with respect to such third-party Action. Notwithstanding the foregoing, nothing contained in this Section 9.02(b) shall operate to deny the Company the right to defend itself in connection with any third-party Action against the Company, the General Agent and/or the Reinsurer.
Section 9.03    Procedures. Any party that may be entitled to indemnification under this Article IX shall promptly notify the indemnifying party in writing of any pending or threatened claim or demand that such party has determined has given or could reasonably give rise to a right of indemnification under this Agreement, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Article IX except to the extent the indemnifying party is actually and materially prejudiced by such failure. Upon receipt of such notice, the indemnifying party may assume the defense and control of such claim or demand; provided, however, that the indemnified party shall be entitled to participate in the defense of such claim or demand with its own counsel and at its own expense. The indemnified party may take such actions reasonably necessary to defend such claim or demand prior to the time it receives notice from the indemnifying party advising that the indemnifying party will be assuming the defense of such claim or demand, and the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period in which the indemnified party shall have not yet given notice of such claim or demand as provided above). If the indemnifying party assumes the defense of any such claim or demand, it shall not be liable to the indemnified party for any legal fees or other expenses subsequently incurred by the indemnified party in connection with such claim or demand absent the indemnifying party’s written approval of such expenses.
ARTICLE X
MISCELLANEOUS
Section 10.01    All notices, requests, claims, demands and other communications to any Party hereunder shall be in writing (including electronic transmission) and shall be given by delivery in person, by overnight courier service, by email (with confirmation of transmission) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses:
(a)    If to the Company:
Essentia Insurance Company
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Telephone: 804-747-0136

Attention: President
Email: jeff.may@markel.com
With a copy to:
Markel Service, Incorporated
4521 Highwoods Parkway
Glen Allen, Virginia 23060
Attention: Legal Regulatory
Email: legalregulatory@markel.com
(b)    If to the Reinsurer:
Hagerty Reinsurance Limited
Power House, 7 Par-la-Ville Road
Hamilton, HM11 Bermuda
Telephone: +1.441.298.6689
Attention: Nicky McPhee
Email: nicola.mcphee@marsh.com
With a copy to:
Hagerty, Inc.
141 River’s Edge Drive
Traverse City, Michigan 49684
Telephone: +1.312.401.7903
Attention: Chief Legal Officer
Email: dchafey@hagerty.com
(c)    If to the General Agent:
Hagerty Insurance Agency, LLC
141 River’s Edge Drive
Traverse City, Michigan 49684
Telephone: 312-401-7903
Attention: Chief Legal Officer
Email: dchafey@hagerty.com
or such other address or email as such Party may hereafter specify for the purpose by written notice to the other Parties. All such notices, requests, claims, demands and other communications shall be deemed received (i) if by personal delivery, on the day of such delivery, (ii) if by certified or registered mail, on the 5th Business Day following the mailing thereof, (iii) if by overnight courier service, on the day delivered or (iv) if by email, on the day on which such email is sent if sent prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise, on the next succeeding Business Day in the place of receipt.
Section 10.02    This Agreement shall be binding upon the Parties, together with their respective successors. None of the Parties may assign any of their rights or obligations under this Agreement voluntarily or involuntarily, including by Change of Control, operation of law or any other manner. Any purported assignment in violation of this Section 10.02 shall be null and void.
Section 10.03    This Agreement, together with any documents incorporated herein by reference, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes any and all previous agreements, written or oral, and amendments thereto with respect to the subject matter hereof.

Section 10.04    This Agreement may be amended, modified or supplemented only by a written instrument executed by all Parties. All such amendments, modifications or supplements shall specify the effective date of such amendments, modifications or supplements. No verbal modification will be recognized by any Party, and this Agreement cannot be modified by any subsequent practices or course of dealing by the Parties inconsistent herewith.
Section 10.05    A waiver by the Company, the Reinsurer or the General Agent of any breach or default by another Party under this Agreement shall not constitute a continuing waiver or a waiver by the Company, the Reinsurer or the General Agent of any subsequent act in breach or default hereunder.
Section 10.06    This Agreement is not exclusive, and the Company reserves the right to appoint or contract with other reinsurers, agents and/or managing agents, and the General Agent reserves the right to act as general agent for other insurers or reinsurers.
Section 10.07    The Company shall have no right of control over the General Agent as to time, means or manner of the General Agent’s conduct within the terms of this Agreement and the Reinsurance Agreement, and the authority herein granted and nothing herein is intended or shall be deemed to constitute the General Agent an employee or servant of the Company. The General Agent shall at all times be an independent contractor.
Section 10.08    The General Agent and the Reinsurer shall not offset balances due under this Agreement or the Reinsurance Agreement against balances due or owing under any other contract.
Section 10.09    All provisions of this Agreement are intended to be enforced to the fullest extent permitted. Accordingly, should a Governmental Authority of competent jurisdiction or arbitration panel determine that any provision of this Agreement is for any reason invalid, illegal or unenforceable as written, the Parties intend that the Governmental Authority or arbitration panel should reform the provision as it determines to be valid, legal and enforceable under present or future Law; such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. The Reinsurer, the General Agent and the Company shall, working in cooperation with each other, undertake to propose and agree to such appropriate modifications in order to modify this Agreement so that it shall so comply with applicable Law, to the extent practicable.
Section 10.10    This Agreement shall be interpreted under the Laws of the State of Missouri.
Section 10.11    EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 10.12    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
ARTICLE XI
DISPUTE RESOLUTION
Section 11.01    The Parties shall attempt in good faith to resolve any dispute (“Dispute”) arising out of or in connection with this Agreement or the transactions contemplated hereby promptly through negotiations between executive officers of the Parties.
Section 11.02    If the Parties are unable to resolve any Dispute, including a dispute as to the validity or existence of this Agreement, in accordance with Section 11.01 within 30 calendar days after the commencement of negotiations, then the procedures outlined in this Section 11.02 shall be followed in order to resolve the Dispute. Each Party waives its right to seek relief in any judicial forum.

(a)    The Parties shall engage in a structured dispute-resolution process that consists of mandatory mediation which, if unsuccessful, may be followed by submitting the Dispute to arbitration. The Parties must complete each level of the process outlined in this Section 11.02(a) before proceeding to the next level. Failure of a Party to participate in the structured dispute resolution process in good faith shall constitute a separate breach of this Agreement, and shall entitle the non-breaching Party to recovery of all reasonable costs and attorney fees incurred in enforcing its rights hereunder.
(b)    The Party wishing to pursue the claim that has led to the Dispute must provide written notice to the other Parties containing a brief description of the claim. The Parties will then jointly select a mediator by informal agreement. If agreement cannot be reached on appointment of the mediator within 30 calendar days after notice of the claim has been given, the Parties will select a mediator from a panel provided by JAMS, Inc.
(c)    The mediator shall not have any direct financial or personal interest in the outcome of the mediation. The mediator shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. Before selection, mediator candidates shall disclose potential conflicts of interest.
(d)    After the mediator is selected, the Parties shall agree on a date, time and place for the mediation. However, if the Parties fail to agree, the mediator shall schedule the mediation on a Business Day during normal business hours. Unless the Parties agree otherwise, the mediation shall take place in Chicago, Illinois.
(e)    Before the scheduled mediation, each Party may provide the mediator with a brief written summary of the Dispute setting forth such Party’s position concerning all claims relating to such Dispute.
(f)    The Parties may be assisted or represented by an attorney. Each Party shall ensure that the mediation is attended by a representative of such Party with actual authority to engage in good faith discussions to resolve the Dispute. The mediation shall be a private and confidential meeting of the Parties and the mediator. Without the agreement of the Parties, no one may attend the mediation except the mediator, representatives of the Parties, and their attorneys.
(g)    The entire mediation process is confidential, except for the fact that the mediation process has taken place, and the Parties, their respective representatives and the mediator shall not disclose to any non-Party the subject of the mediation or any information about the mediation except as may be required by Law, for insurance purposes, or as necessary to enforce this Agreement to mediate. The mediator and any documents and information in the mediator’s possession shall not be subpoenaed by the Parties in any Action relating to the Dispute, and the Parties shall oppose any effort to have the mediator or any such documents or information subpoenaed. The Parties shall not be permitted to make a formal record or transcript, or use any electronic recording device, at the mediation. However, any attendee may make handwritten notes during the mediation.
(h)    The Company, on the one hand, and the General Agent, on the other hand, will share equally in the costs of the mediation; provided, that each Party will be responsible for its own attorneys’ fees and for costs and expenses incurred by its representatives in preparing for and attending the mediation.
Section 11.03    If the Parties are unable to resolve the Dispute at mediation, the Party bringing the applicable claim shall provide the other Parties with a written notice that mediation has been unsuccessful and inform such other Parties of its intent (if applicable) to proceed to arbitration in accordance with this Section 11.03. The arbitration-request notice must state in particulars all issues to be resolved in the view of the claimant. Within 30 days of receipt of claimant’s notice, the other Parties must notify the claimant in writing of any additional issues to be resolved in the arbitration and of the name of its appointed Arbiter. Unless the Parties agree otherwise, the arbitration shall take place in Chicago, Illinois.
(a)    Arbitration Panel Membership. The Company shall choose one arbiter (an “Arbiter”), and the General Agent and/or the Reinsurer shall choose one Arbiter. An umpire (an “Umpire”) shall be chosen by the two Arbiters from a list of 10 candidates each (i.e., 20 in total) proposed by the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand. Each Arbiter and the Umpire shall be an active or retired disinterested executive officer of a property and casualty insurance or reinsurance company or an attorney with significant and demonstratable experience in the insurance or reinsurance industry. The Arbiters and the Umpire shall not have any direct financial or personal interest in the outcome of the arbitration. Each of the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand, shall choose an Arbiter within 30 days following a written request by the other Party to name an Arbiter. In the event either the Company or the General Agent and/or the Reinsurer fails to choose an Arbiter within this time period, the Party who has chosen its Arbiter may choose the unchosen Arbiter. Thereafter, the Arbiters shall choose an Umpire before entering upon arbitration. If the Arbiters fail to agree upon the selection for the Umpire within thirty (30) days following their appointment, then from the Parties’ initial list of proposed 10 persons each to serve in this capacity, each of the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand, shall together continue each to propose groups of 5 persons (for a total of 10 options) to the Arbiters from whom to choose the Umpire, until agreement by the Arbiters on the selection of Umpire has been achieved. The Umpire shall promptly notify in writing all Parties to the arbitration of his or her selection and of the scheduled date for the hearing. Upon resignation or death of any Arbiter or the Umpire, a replacement shall be appointed in the same fashion as the resigning or deceased member was appointed pursuant to this Section 11.03. As a condition of their appointments, within 10 days after their appointment each Arbiter and the Umpire must certify in writing to the Parties that (1) he or she will be strictly bound by the terms of this Agreement, including the provisions of this Section 11.03; and (2) his or her schedule presents no scheduling conflict that would prevent the arbitration proceedings from taking place within the timelines and time restrictions set forth in this Section 11.03. If any Arbiter or Umpire fails to provide such a written certification, his or her appointment will be deemed terminated and a replacement must be named in a manner consistent with the procedures set forth in this Section 11.03.
(b)    Submission of Briefs and Conduct of Hearing. Each of the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand, shall submit initial briefs to the Arbiters and the Umpire outlining the issues in dispute, and the basis, authority and reasons for their respective positions within 60 days of the date of the Umpire’s notice of appointment, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the initial briefs. The Parties may submit reply briefs to the Arbiters and the Umpire within 20 days after the filing deadline for the initial briefs, unless the Parties mutually consent to or the Umpire orders a different date for the submission of the reply briefs. In conducting the hearing, cross examination and rebuttal shall be allowed to the full extent permitted under the formal rules of evidence of the State of Missouri. The arbitration panel shall be guided by the formal rules of evidence of the State of Missouri. When the Arbiters and the Umpire look to substantive law, they must follow Missouri law.
(c)    In the event of a dispute between the Company and the General Agent and/or the Reinsurer concerning this Agreement and the Reinsurance Agreement (regardless of whether either Party has claims against the Reinsurer), the entire dispute between the Company and the General Agent and/or the Reinsurer shall be subject to arbitration as provided under this Article XI.
(d)    Arbitration Award. The Arbiters and the Umpire shall make a decision and award based on the terms of this Agreement, the original intentions of the Parties to the extent reasonably ascertainable and the applicable substantive law of Missouri. The decision and award shall be in writing and shall state its factual and legal bases. The Arbiters and the Umpire shall make a decision and award within 30 days following the close of the hearing, unless the Parties consent to an extension. Every decision by the Arbiters and the Umpire shall be by a majority of the members of the arbitration panel, and each decision and award by the majority of the members of the arbitration panel shall be final and binding on all parties to the proceeding.
(e)    Arbitration Expense. The costs of the arbitration, including the fees of the Arbiters and the Umpire, shall be borne equally by the Company, on the one hand, and the General Agent and/or the Reinsurer, on the other hand, unless the Arbiters and the Umpire shall decide otherwise.
(f)    Evidence. Subject to the recognized legal rules of privilege under Missouri law, each Party participating in the arbitration must produce those documents and as witnesses to the arbitration those of its employees and officers, providing always that the witnesses and documents be obtainable and relevant to the issues before the arbitration and that their production not be unduly burdensome or excessive. Each Party must produce within 30 days after receipt of a written request all properly-requested documents required to be produced under this subparagraph that are in that Party’s possession. Each Party must also use reasonable efforts to produce within 30 days or as soon as possible thereafter all properly-requested documents required to be produced under this subparagraph that are not in the Party’s possession, but within their custody or control. The Parties may conduct pre-hearing discovery beginning 15 days following the submission to arbitration. In the event of any dispute between the Parties regarding the conduct or permissible scope of pre-hearing discovery, or in the event of a Party’s failure to produce documents in a reasonably timely manner, any Party may request the Umpire to resolve the dispute, and the Umpire shall resolve the dispute in the manner he or she determines in his or her sole discretion to be in the interest of fairness, full disclosure and a prompt hearing, decision and award by the arbitration panel but in accordance with the formal rules of evidence of the State of Missouri, including, in the case of a Party’s failure to produce documents that are material to the subject matter of the dispute or take other required action in a reasonably timely manner, ordering a delay of the arbitration hearing, a modification of the arbitration briefing schedule, or both. The Umpire shall be the final judge of the procedures of the arbitration panel, the conduct of the arbitration, the rules of evidence, the rules of privilege and production, and of excessiveness and relevancy of any witnesses and documents upon the petition of any participating Party. To the extent permitted by applicable Law, the Arbiters and the Umpire shall have the authority to issue subpoenas and other orders to enforce their decisions. Nothing in this Section 11.03 shall be construed to prevent any participating Party from applying to the United States District Court for the Northern District of Illinois, to issue a subpoena or other discovery device to obtain evidence from any person or entity that is not a party to the arbitration.
(g)    Confirmation of Award. Any Party may apply to a court of competent jurisdiction for an order confirming any interim or final award, and a judgment of that court will thereupon be entered on such award. In the event an interim award is appealed, the arbitration proceeding will continue unless it is stayed by the court or the panel. If an order confirming the panel’s interim or final award is issued, the Party against which confirmation was sought will pay the attorneys’ fees and costs of the Party that applied to the court to confirm the panel’s award, and the Parties will consent to the entry of a judgment for those amounts against the Party opposing confirmation. This provision will not apply, however, where the Party against which confirmation is sought does not resist or prevails against such a confirmation petition.
ARTICLE XII
CONFIDENTIALITY
Section 12.01    At all times from and after the Agreement Effective Date, unless agreed by the Parties, (a) (i) each Party shall, and shall cause its Affiliates and representatives to, keep confidential all data, analysis, reports, trade secrets, proprietary secrets and any other confidential information of or relating to the business that is the subject of the Reinsurance Agreement, including underwriting manuals and guidelines, applications, policy forms, agent lists and information, customer lists, information, characteristics and profiles, financial information, investment strategies, reserving practices, claims handling procedures and other business practices, as may have been disclosed to such Party or its Affiliates or representatives by or on behalf of the other Party or its Affiliates or representatives and (ii) the Company shall, and shall cause its Affiliates and representatives to, keep confidential all data, analysis, reports, trade secrets, proprietary secrets and any other confidential information of or relating to the Hagerty Drivers Club membership program or the Historic Vehicle Association, including customer lists, information, characteristics and profiles, to which the Company or its Affiliates or representatives have obtained access in connection with the business that is the subject of the Reinsurance Agreement (the information described in (i) and (ii) above, collectively, “Confidential Information”), and (b) no Party shall make competitive use of or disclose Confidential Information of the other Party to any other Person, except as required by Law or Governmental Order; provided, that, for the avoidance of doubt and subject to Article II, this Section 12.01 shall not prohibit the General Agent from disclosing or using any intellectual property (i) owned or licensed by the General Agent and its Affiliates or (ii) developed and/or paid for by the General Agent or its Affiliates in connection with the business that is the subject of the Reinsurance Agreement. Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of disclosure by or on behalf of any Party in breach of this Section 12.01, (B) is or becomes available on a non-confidential basis from a source other than one of the Parties or their respective Affiliates or representatives, provided that such source is not bound by a confidentiality or similar obligation with respect to such information, (C) is in the applicable Party’s possession or in the possession of such Party’s representatives prior to disclosure to such Party or its representatives or (D) is independently developed by or on behalf of one of the Parties or any of their respective Affiliates without reliance on Confidential Information provided by or on behalf of the other Party. In the event that any of the Parties or any of their respective Affiliates or representatives is required by applicable Law or Governmental Order to disclose any such Confidential Information, such Party shall, to the extent permitted by Law, promptly notify the other Party in writing so that a protective order and/or other measure to prevent or limit the production or disclosure of such Confidential Information can timely be sought. The limitation set forth in this Section 12.01 shall not prohibit the Company from disclosing such information to its attorneys, independent accountants or auditors; provided, that, such attorneys, independent accountants or auditors are informed of the confidential nature of such information and instructed to keep such information confidential.
ARTICLE XIII
DATA SECURITY AND DATA PRIVACY PROTECTION COMPLIANCE
Section 13.01    The following definitions shall apply to this Article XIII:
(a)    “Information Security Incident” means any actual or reasonably suspected unauthorized access to or acquisition, use, disclosure, modification or destruction of any Nonpublic Information.
(b)    “Notification Related Costs” means include each Party’s internal and external reasonable costs associated with investigating, addressing and responding to the Information Security Incident, including: (i) preparation and mailing or other transmission of notifications or other communications (including a call center) to consumers, employees or others as required by applicable Law, (ii) legal and forensic consulting fees and expenses associated with the Party’s investigation of and response to such event and (iii) costs for commercially reasonable credit reporting and monitoring services that are associated with legally required notifications.
(c)    “Nonpublic Information” means any information processed pursuant to this Agreement that contains Personal Information and/or and business-related information of a Party the tampering with which, or unauthorized disclosure, access or use of which, would cause a material adverse impact to the business, operations or security of the Party.
(d)    “Personal Information” means any information that (i) identifies, relates to, describes, is capable of being associated with, or could reasonably be linked, directly or indirectly,

with a particular consumer or household or (ii) is otherwise is subject to any applicable Privacy Protection Law related to the privacy or security of information associated with an individual.
(e)    “Privacy Protection Law” means any applicable Law concerning the collection, use, analysis, retention, storage, protection, transfer, disclosure, disposal or Processing of Personal Information.
(f)    “Process” or “Processing” means any operation or set of operations performed upon Nonpublic Information, whether or not by automatic means, such as creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using, disclosing or destroying the data.
Section 13.02    Data Security
(a)    The Parties will comply with (i) all applicable Laws currently in effect and as they become effective relating in any way to the privacy, confidentiality or security of Personal Information including (A) the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, and all implementing regulations, (B) the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., as amended by the Fair and Accurate Credit Transactions Act, (C) Health Insurance Portability and Accountability Act of 1996 (codified as amended in scattered sections of 29 U.S.C. and 42 U.S.C.), and all implementing regulations and (D) information security breach notification Laws and (ii) other state specific privacy and data security Laws, to the extent applicable. Each Party shall notify the other Party promptly in writing if it makes a determination that it can no longer meet its obligations under Privacy Protection Laws, reasonably specifying which obligations it has determined it can no longer meet. Each Party grants to the other Party the right, upon notice, to take reasonable and appropriate steps to stop and remediate any unauthorized use of Personal Information.
(b)    At the written request of a Party, they or third-party auditor with whom a confidentiality agreement exists, the responding Party shall provide responses to questionnaires regarding the security controls implemented, including procedures, and other practices relating to the use, processing, storage and disclosure of Confidential Information subject to this Agreement, along with sanitized evidence demonstrating compliance with the privacy and security obligations of this Agreement. Additionally, the responding Party may schedule video conference sessions to clarify any questions regarding the responses.
(c)    The Parties’ security programs will include reasonable administrative, technical and physical safeguards and other security measures designed to (i) ensure the security and confidentiality of Nonpublic Information, (ii) protect against any anticipated threats or hazards to the security and integrity of Nonpublic Information, (iii) encrypting any sensitive Personal Information (including Social Security numbers) stored on any mobile media or transmitted over public or wireless networks and (iv) protect against Information Security Incidents. The Parties will implement a level of security designed to mitigate the risks associated with the nature of the Nonpublic Information being Processed.
(d)    Each Party’s safeguards for the protection of Nonpublic Information shall include: (i) implementing reasonable policies and procedures designed to secure business facilities, data centers, paper files, servers, back-up systems and computing equipment, including all mobile devices and other equipment with information storage capability, (ii) implementing network, device application, database and platform security, (iii) implementing information transmission, storage and disposal policies and standards, (iv) implementing authentication and access controls where reasonable, (v) implementing appropriate personnel security and integrity procedures and practices, including conducting background checks consistent with applicable Law and (vi) ensuring that employees and agents with access to Nonpublic Information are bound to a duty of confidentiality; (vii) providing privacy and information security training to the employees who have access to Nonpublic Information and (viii) implementing other safeguards as may be required by applicable Law. The content of any filings, communications, notices, press releases or reports related to any Information Security Incident that would identify the other Party must be provided to the other Party prior to any publication or communication thereof, and the Parties agree to work together in good faith if either Party requests changes to such content.
(e)    If either Party experiences an Information Security Incident materially affecting the confidentiality, integrity or availability of Nonpublic Information, that Party shall promptly inform the other Party in writing and by telephone, but in no case later than 48 hours after it becomes aware of such Information Security Incident. Notice shall summarize in reasonable detail, and to the extent known to the reporting Party, the effect on the other Party, of the Information Security Incident and the corrective action taken or to be taken by the reporting Party. The Party that has experienced the Information Security Incident shall promptly take reasonable corrective actions and shall reasonably cooperate with the other Party in all reasonable and lawful efforts to prevent, mitigate or rectify such Information Security Incident. The Party experiencing the Information Security Incident shall also (i) investigate such Information Security Incident and perform a root cause analysis thereon, (ii) take reasonable steps to remediate the effects of such Information Security Incident and (iii) provide the other Party with such reasonable assurances as that Party shall request that such Information Security Incident is not likely to recur.
(f)    The Parties shall provide one another with the name(s) and contact information for an employee(s) who serve as their primary security contact and shall be available to assist one another at any time in connection with an Information Security Incident or other potential security issue. The Parties will notify one another of any changes to the primary security contact.
(g)    Upon the occurrence of an Information Security Incident involving Nonpublic Information in the possession, custody or control of either Party or for which a Party is otherwise responsible, the responsible Party will reimburse the other Party for all reasonable Notification Related Costs agreed by the Parties incurred by the non-responsible Party arising out of or in connection with any such Information Security Incident if the Information Security Incident was caused by the responsible Party’s:
(i)    Material action or inaction in connection with the requirements of this Article XIII;
(ii)    Gross negligence or willful misconduct; or
(iii)    Failure to comply with requirements of applicable Law.
Nothing in this subsection is intended to alter or interfere with the indemnity provisions of this Agreement in Article IX. In the event of a conflict between this subsection and Article IX, Article IX is controlling.
(h)    Promptly upon the expiration or earlier termination of this Agreement as provided for in Article VII, each Party shall provide all files containing the other Party’s Nonpublic Information and will certify that no Nonpublic Information remains on its systems. Notwithstanding the prior sentence, the Parties may retain archival copies of any Nonpublic Information to meet audit, legal or file retention policies so long as the confidentiality of such Nonpublic Information is maintained pursuant to the terms and conditions hereof.
(i)    In addition to the requirements set forth in Article VIII, each Party shall maintain during the Term of this Agreement, insurance coverage sufficient to address the risks inherent in providing the services pursuant to this Agreement including privacy liability, data breach fund, network security liability and other customary cybersecurity coverage with limits of at least $10,000,000 and either Party will provide evidence of same upon request by the other Party.
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IN WITNESS WHEREOF, the Parties by their duly authorized representatives have executed this Agreement effective as of the Agreement Effective Date.

COMPANY:
ESSENTIA INSURANCE COMPANY
By: /s/ Jeffrey T. May Name: Jeffrey t. May Title: President

REINSURER:
HAGERTY REINSURANCE LIMITED
By: /s/ Charles Favour Name: Charles Favour Title: President

GENERAL AGENT:
HAGERTY INSURANCE AGENCY, LLC
By: /s/ Bryant Kolle Name: Bryant Kolle Title: VP, National Sales & Partnerships